 Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Spartacus Acquisition Shelf Corp. on Amendment No. 1 to Form S-4 (File No. 333-257441) of our report dated June 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Spartacus Acquisition Shelf Corp. as of May 31, 2021 and for the period from May 21, 2021 (inception) through May 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

August 12, 2021